December 31, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Attn:    Division of Investment Management

         Re:      Withdrawal of 485BPOS Filing
                  Registrant:  Investment Trust
                  CIK:  0000088064
                  CCC:  invxxx4$
                  Accession No. 0000088053-04-001221
                  ----------------------------------

Dear Sir or Madam:

     Please withdraw the above noted 485BPOS filing. When this document was filed, it was filed with the incorrect CIK and CCC number. It should have been filed for a different registrant. We refiled it correctly.

     Please contact me at (617) 295-2578 with any questions you may have concerning the foregoing.

     Thank you.

                                              Very truly yours,



                                              /s/Linda DiSola
                                              -----------------------
                                              Linda DiSola
                                              Manager - Edgar Group
                                              Deutsche Asset Management